		Exhibit 99.2
Condensed Balance Sheets

	3/31/2014	12/31/2013
	(unaudited)

Cash	$25,029,393	$27,646,351
Other current assets	732,372	763,299
Non current assets	521,597	531,027

	$26,283,362	$28,940,677

Current liabilities	$1,306,766	$1,402,273
Warrant liabilities	1,480,877	1,064,810
Shareholders' equity	23,495,719	26,473,594

	$26,283,362	$28,940,677

Condensed Statements of Operations (unaudited)

	Three months	Three months
	ended	ended
	3/31/2014	3/31/2013

Revenue	$-	$-
Research and development	1,699,760	1,415,261
Stock based compensation	184,102	164,128
General and administrative	865,402	769,267

Loss before other expenses	(2,749,264)	(2,348,656)
Interest income	3,354	6,548
Change in fair value of warrant liabilities	(416,067)	(2,631,683)

Net loss	$(3,161,977)	$(4,973,791)

Net loss per share, basic and diluted:	$(0.05)	$(0.10)